Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2008 THIRD QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

- Sales: $45.4 million, up 9% year-over-year

- Income from operations $1.2 million, up 4% year-over-year

SHREWSBURY, NJ, October 31, 2008 - Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the third quarter ended September 30, 2008. The results will be discussed in a conference call to be held on Monday, November 3, 2008 at 10:00 AM Eastern time. The dial-in telephone number is (866) 814-8476 and the pass code is "WSTG".

This conference call will be available via live webcast - in listen-mode only - at www.earnings.com. A replay will be available on our website at http://www.waysidetechnology.com.

Total net sales for the third quarter of 2008 increased 9% or $3.6 million to $45.4 million compared to $41.8 million for the same period in 2007. Sales for the third quarter of 2008 for our Lifeboat segment were $30.1 million compared to $30.8 million in the third quarter of 2007, representing a 2% decrease. Sales for the third quarter of 2008 for our Programmer's Paradise segment were $15.3 million compared to $11.0 million in the third quarter of 2007, representing a 39% increase. Gross profit margin, as a percentage of net sales, for the quarter ending September 30, 2008 was 9.4% compared to 9.9% in the third quarter of 2007.

Cash and cash equivalents amount to $22.9 million, representing 95% of our equity and approximately 85% of our market capitalization as per close of market October 30, 2008. We have no debt.

"The third quarter of 2008 was a great quarter, especially for Programmer's Paradise and TechXtend. 39% revenue growth is a tremendous achievement in these difficult economic times," said Simon F. Nynens, Chairman and Chief Executive Officer. "Our Lifeboat segment also performed very well. Excluding VMware, Lifeboat's sales increased by $2.5 million or 13% compared to the third quarter of 2007. We signed new distribution contracts with ten software publishers in the third quarter of 2008."

The third quarter of 2008 also marked the end of distributing VMware-labeled sales for Lifeboat. Total VMware-labeled distribution sales amounted to $8.2 million, or 18% of our overall Q3 2008 revenue; product gross margin amounted to $249,000, or 6% of our overall Q3 2008 gross margin. VMware-labeled distribution sales amounted to $11.4 million, or 27% of our overall Q3 2007 revenue; product gross margin amounted to $527,000, or 13% of our overall Q3 2007 gross margin. Although VMware will expand its relationship with Programmer's Paradise and TechXtend, we do expect our sales and gross margins to be negatively impacted as a result of this change. We cannot currently estimate the exact impact of this change.

As stated in our previous press release, Lifeboat continues to focus on our Virtualization World View portfolio - software that is complementary to VMware as well as other virtualization platforms. Lifeboat's Virtualization World View is generally acknowledged as the broadest portfolio of virtualization solutions available in the industry.

Today, Lifeboat added to that portfolio by announcing an agreement to distribute Virtual Iron Software's server virtualization software for small and medium enterprises (SMEs). Virtual Iron is widely considered as a key virtualization vendor. The agreement extends Virtual Iron's reach in North America, Latin America, Europe, the Middle East and Africa.

Commenting on the agreement, Dan Jamieson, Vice President and General Manager of Lifeboat Distribution, said "Lifeboat Distribution has been successful in adding new vendors, with a proposition of service excellence, value-for-investment, and rewards based on actual product sales." Jamieson continued, "This contrasts with many other software distributors that sell software for very low margins, while making their profit by charging a software vendor significant fees for marketing, support and other services. Lifeboat's product margins are typically higher, but our software partners are not faced with 'hidden' fees. We are excited that vendors are reacting positively to our proposition and we believe there are many more that are eager for change to a different model - the one that Lifeboat offers."

Total gross profit for the quarter ended September 30, 2008 was $4.3 million compared to $4.1 million in the third quarter of 2007. Gross profit for our Programmer's Paradise segment for the quarter ended September 30, 2008 was $1.6 million compared to $1.4 million in the third quarter of 2007. Gross margin, as a percentage of net sales, was 10.7% versus 12.9% in Q3 2007. Gross margin as a percentage was impacted by several large orders in Q3 2008. These large orders typically carry lower gross margins. Gross profit for our Lifeboat segment for the quarter ended September 30, 2008 was $2.6 million compared to $2.7 million in the third quarter of 2007. Gross margin, as a percentage of net sales, was 8.7% versus 8.8% in Q3 2007. These results reflect the continued pricing pressure in distribution.

Total selling, general, and administrative ("SG&A") expenses for the third quarter of 2008 were $3.0 million compared to $3.0 million in the third quarter of 2007.

Net income for the third quarter of 2008 amounted to $811,000 or 1.8% of net sales as compared to $822,000 or 2.0% for the same period in 2007.

On October 14, 2008, Wayside Technology Group, Inc. announced that the company placed position number 88 overall in Forbes Magazine's list of the 200 Best Small Companies in America. The Forbes 200 Best Small Companies in America list recognizes companies on a number of dimensions, based on their business and financial performance. Wayside ranked at position number 6 out of 200 based on EPS growth over the past five years, position number 45 based on sales growth, and position number 59 based on growth in Return on Equity.

On October 30, 2008, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable November 21, 2008 to shareholders of record on November 14, 2008.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Quest Software, Embarcadero, Business Objects, Intel, Compuware, Infragistics, ComponentOne, Acresso, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

-Tables Follow -

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2008	December 31, 2007
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$13,171	$14,241
Marketable securities	9,686	9,641
Accounts receivable, net of allowances of $864 and $908, respectively	25,608	24,824
Inventory - finished goods	1,058	1,116
Prepaid expenses and other current assets	703	927
Deferred income taxes	788	830
Total current assets	51,014	51,579

Equipment and leasehold improvements, net	625	619
Other assets	4,417	3,469
Deferred income taxes	874	1,086

Total assets	$56,930	$56,753

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	32,727	32,100
Total current liabilities	32,727	32,100

Other liabilities	129	161
Total liabilities	32,856	32,261

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued ; 4,679,169 and 4,708,498 shares outstanding, respectively	53	53
Additional paid-in capital	27,171	28,860
Treasury stock, at cost, 605,331 and 576,002 shares, respectively	(3,130)	(2,283)
Accumulated deficit	(336)	(2,599)
Accumulated other comprehensive income	316	461
Total stockholders' equity	24,074	24,492
Total liabilities and stockholders' equity	$56,930	$56,753

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE
INCOME
(Unaudited)
(In thousands, except per share data)
Nine months ended	Three months ended
September 30,	September 30,

	2008	2007	2008	2007

Net Sales	$133,994	$132,752	$45,392	$41,790

Cost of sales	121,698	119,834	41,139	37,664

Gross profit	12,296	12,918	4,253	4,126

Selling, general and administrative expenses	9,059	8,998	3,043	2,962

Income from operations	3,237	3,920	1,210	1,164

Interest income, net	549	749	173	257

Realized foreign exchange gain (loss)	6	1	(1)	1

Income before income tax provision	3,792	4,670	1,382	1,422

Provision for income taxes	1,529	1,898	571	600

Net income	$2,263	$2,772	$811	$822

Net income per common share - Basic	$0.51	$0.63	$0.18	$0.19

Net income per common share - Diluted	$0.50	$0.59	$0.18	$0.18

Weighted average common shares outstanding - Basic	4,422	4,395	4,408	4,426

Weighted average common shares outstanding - Diluted	4,491	4,682	4,438	4,674